Exhibit 99.1

Mountain National Bancshares, Inc.

300 E. Main Street

Sevierville, TN 37862

June 8, 2013

Dear Shareholder:

It is with a deep sense of regret that your Board of Directors informs you that on Friday, June 7, 2013, Mountain National Bank (the “Bank”) was closed by the Office of the Comptroller of the Currency, and the FDIC was appointed as receiver. The principal asset of Mountain National Bancshares, Inc. (the “Company”) is the common stock of the Bank. Therefore, as a result of the closure of the Bank, it is likely that your investment in the Company’s stock no longer has any value.

While we ultimately were unable to save the Bank in the face of unyielding market conditions, we attempted every reasonable solution. We appreciate everyone’s support and participation in all of our efforts throughout this endeavor. In particular, our employees gave their best efforts to maintain the Bank’s outstanding customer service in the face of difficult circumstances, and they have earned our gratitude for their dedication and hard work. In addition, we are very proud of the Bank’s exemplary record of corporate citizenship. It was our sincere pleasure to have served our community over the past 14 years, and we continue to hope for the success of the community. As a stakeholder in the Company, we want to sincerely thank you on behalf of the Board of Directors and employees for the confidence that you placed in us and the loyalty and support that you demonstrated.

It has not been a secret that all banks in our area have been affected by what is generally described as the worst economic downturn in America since the Great Depression. When economic growth in the area abruptly stopped and became a contracting environment, too many of our customers found themselves unable to meet the interest and principal obligations on their loans, and alternative sources of collateral proved insufficient to make up the shortfall. Ultimately, these losses used up so much of our capital that we fell below regulatory capital thresholds and were no longer permitted by regulators to operate independently.

The management team of the Bank has been working closely with the FDIC to make the transition as smooth as possible for the Bank’s customers.

We encourage you to consult with your accountant or other tax consultant to determine if and how you may deduct your investment loss on your tax return.

Sincerely,

/s/ Michael L. Brown	/s/ Charlie R. Johnson
Michael L. Brown, President	Charlie R. Johnson, Chairman